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 LOGO
  MetLife Investors USA Insurance Company

            LOAN ENDORSEMENT  The certificate is amended to add the
                              following:
                              DEFINITION For purposes of this
                              endorsement only, the term
                              "accumulated payment value", unless
                              otherwise modified, is defined as
                              follows: The surrender value of the
                              participant's account without any
                              reduction for surrender charges.
                              LOAN Unless otherwise restricted by
                              the plan or the terms of this
                              certificate, the participant may, on
                              or after June 1, 1990 (or such
                              earlier date as permitted by the
                              Company) and prior to the annuity
                              date, obtain a loan from the Company
                              of up to an amount equal to 50% of
                              the accumuated payment value of the
                              participant's account. However, the
                              loan amount cannot exceed the
                              accumulated payment value of the
                              participant's interest in the general
                              account. The amount of the loan may
                              not be less than $1,000. The maximum
                              loan amount is $50,000 less the
                              highest outstanding loan balance
                              during the one year period ending on
                              the date the new loan is made. No
                              more than one loan may be outstanding
                              at any one time. A loan will be made
                              upon the Company's acceptance of a
                              written loan application and the
                              assignment to the Company of the
                              value of this certificate as the sole
                              security for the loan.
                              FEE A loan setup fee of up to $50.00
                              will be charged for each loan. This
                              amount will be deducted from the loan
                              proceeds.
                              INTEREST RATES The outstanding
                              balance of the loan will bear
                              interest at an effective rate of
                              [  %] per annum. During the term of a
                              loan, a portion of the accumulated
                              payment value of the participant's
                              interest in the general account equal
                              to the outstanding balance of the
                              loan (and a proportionate part of the
                              annuity value) will earn interest at
                              the rate of [  %] per annum. In
                              determining these values, a
                              participant's purchase payments will
                              be applied in the order of their
                              receipt by the Company.
                              TERM The term of a loan will be 5
                              years unless the proceeds of the loan
                              are to be used to purchase a
                              principal residence of the
                              participant, in which event the term
                              will be 15 years. Notwithstanding the
                              above, the term of the loan may not
                              extend beyond the earliest of the
                              normal annuity date, the settlement
                              of the participant's account,
                              settlement as a result of the
                              participant's death, or any date
                              provided for such loans by future
                              Federal income tax laws, rules or
                              regulations. The Company reserves the
                              right to require repayment of the
                              loan plus accrued interest before
                              processing a request for a partial
                              surrender, partial annuitization or
                              settlement of the account.
                              REPAYMENTS Repayments will be based
                              on level amortization and will be due
                              quarterly. Any loan repayments
                              received will be applied first to the
                              accrued interest and then to the
                              outstanding balance of the loan.
                              Repayments of principal will be
                              credited to the participant's account
                              as new purchase payments and payments
                              directed to the general account will
                              earn interest from the date of
                              receipt at the then guaranteed
                              interest rates in effect for new
                              purchase payments. If any repayment
                              is not received when due, an amount
                              will be deducted from the
                              participant's account. Except as
                              otherwise provided in the
                              certificate, this amount will be
                              deducted in accordance with the
                              certificate's partial surrender
                              provisions and will be sufficient to
                              pay the amount due and any applicable
                              charges, fees and income tax
                              withholding. Full or accelerated loan
                              repayment may be made at any time on
                              or after the first loan anniversary.
                              Any amounts received in partial or
                              full repayment of the outstanding
                              balance of a loan may not be
                              surrendered for a period of 30 days
                              after receipt of such payment.
                              COMPANY RIGHTS The Company reserves
                              the right to defer the granting of a
                              loan for a period permitted by law,
                              but not more than six (6) months from
                              receipt of the application. The
                              Company reserves the right, in its
                              discretion, to suspend, modify or
                              terminate the granting of loans at
                              any time. Such action will not affect
                              outstanding loans.
                              /s/ Michael K. Farrell
                              Michael K. Farrell
                              President